UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BIOSPECIFICS TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34236
State of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Righter Parkway Delaware Corporate Center II Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 1) amends the Registration Statement on Form 8-A filed on April 10, 2020 by BioSpecifics Technologies Corp. a Delaware corporation (the “Company”), with respect to the rights to purchase shares of the Company’s Series C Junior Participating Preferred Stock that were issued to the Company’s stockholders pursuant to the Rights Agreement, dated as of April 10, 2020 (the “Rights Agreement”), by and between the Company and Worldwide Stock Transfer, LLC, as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

Item 1.	Description of Registrant’s Securities to be Registered.

Amendment to Rights Agreement

On October 19, 2020, in connection with the execution of the Agreement and Plan of Merger, dated as of October 19, 2020 (the “Merger Agreement”), by and among BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), Endo International plc, a public limited company incorporated in Ireland (“Parent”), and Beta Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), the Company and Worldwide Stock Transfer, LLC (the “Rights Agent”) entered into Amendment No. 1 to Rights Agreement (the “Amendment”) to that certain Rights Agreement, dated as of April 10, 2020 (the “Rights Agreement”), for the purpose of amending the Rights Agreement to render it inapplicable to the Merger Agreement, the execution thereof, and the performance or consummation of the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement) and the Offer (as defined in the Merger Agreement). In particular, the Amendment provides that (i) none of the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement, the public announcement and/or public disclosure by any person of the Merger Agreement or any of the transactions contemplated thereby, including, without limitation, the Merger and the Offer, or the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger and the Offer, will result in (A) any of Parent or the Merger Sub, or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), either individually or together, being deemed to be an Acquiring Person (as defined in the Rights Agreement), Beneficial Owner of (as defined in the Rights Agreement) or of Beneficially Owning (as defined in the Rights Agreement) the Company’s common stock or other securities, (B) the occurrence of a Triggering Event (as defined in the Rights Agreement), (C) the occurrence of a Distribution Date (as defined in the Rights Agreement), (D) the occurrence of a Shares Acquisition Date (as defined in the Rights Agreement), or (E) the occurrence of a Section 11(a)(ii) Event (as defined in the Rights Agreement) or a Section 13 Event (as defined in the Rights Agreement), and (ii) if they have not previously expired, the Rights (as defined in the Rights Agreement) will expire immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of each of (i) the Rights Agreement, which was attached as Exhibit 4.1 to the Company’s

Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on April 10, 2020 and is incorporated herein by reference, and (ii) the Amendment, which is attached as Exhibit 4.6 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
4.6	Amendment No. 1 to Rights Agreement, dated as of October 19, 2020, to Rights Agreement, dated as of April 10, 2020, by and between BioSpecifics Technologies Corp. and Worldwide Stock Transfer, LLC, as Rights Agent (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by BioSpecifics Technologies Corp. with the Securities and Exchange Commission on October 19, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BioSpecifics Technologies Corp.

Date:	October 19, 2020	By:	/s/ Carl Valenstein
			Name:	Carl Valenstein
			Title:	Corporate Secretary